Exhibit 99.1

Providence Service Corporation

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Third Quarter 2009

Financial Results

•	Revenue increased 24% to $207 million, a record third quarter
•	Diluted earnings per share of $0.34 includes one-time $0.11 tax benefit
•	Cash from operations totaled $24 million for the quarter
•	Total 2009 senior debt reduction of approximately $25 million through October

TUCSON, ARIZONA — November 4, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced its financial results for the third quarter ended September 30, 2009.

For the third quarter of 2009, the Company reported revenue of $206.8 million, an increase of 24% from $167.0 million for the comparable period in 2008. Revenue from Providence’s social services segment grew 13% to $82.2 million in the third quarter from the prior year period and revenue from its non-emergency transportation (NET) services segment grew 32% to $124.6 million in the third quarter from the prior year period. The Company reported operating income of $9.8 million and net income of $4.4 million, or $0.34 per diluted share, in the quarter ended September 30, 2009, which includes the previously announced $1.4 million ($0.11 per diluted share) tax benefit. The non-recurring tax benefit is primarily attributed to the recent true up of the Company’s 2008 income tax provision with the actual 2008 federal and state tax returns filed in 2009. In the year ago period, the Company reported an operating loss of $138.1 million and a net loss of $140.8 million, or $11.17 per diluted share, which included a $141.0 million ($11.07 per share) asset impairment charge. At September 30, 2009, Providence’s direct client census was approximately 52,600, up from approximately 48,800 at September 30, 2008, and the Company had an estimated 7.3 million individuals eligible to receive services under its NET contracts, up from approximately 6.3 million at September 30, 2008. The Company had 568 direct contracts at September 30, 2009 up from 535 at September 30, 2008.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, decreased 15% to $52.4 million for the quarter ended September 30, 2009 from $61.6 million for the prior year period. The decrease in managed entity revenue from period to period was primarily attributable to the effect of the Company’s renegotiation of the terms of various contracts with managed entities and the Company’s September 2008 acquisition and consolidation of substantially all of the assets in Illinois and Indiana of Camelot Community Care, Inc., a former managed entity. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census decreased to approximately 21,600 at September 30, 2009 as compared to approximately 25,000 at September 30, 2008 and contracts of managed entities decreased from 335 to 275 year over year.

For the first nine months of 2009, revenue increased 14% to $585.4 million from $513.7 million for the year ago period. Revenue from Providence’s social services segment grew 11% to $255.1 million in the first nine

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

months of 2009 from the prior year period and revenue from its NET services segment grew 16% to $330.3 million in the first nine months of 2009 from the prior year period. The Company reported operating income of $38.8 million and net income of $15.6 million, or $1.18 per diluted share, for the first nine months of 2009. Included in the first nine months of 2009 was $1.1 million in costs associated with the Company’s proxy contest and an unanticipated, non-recurring tax benefit of $1.4 million resulting from the Company’s true up of its 2008 income tax provision with the actual 2008 federal and state tax returns filed in 2009. This compares to an operating loss of $117.0 million and a net loss of $133.7 million, or $10.67 per diluted share, in the first nine months of 2008, which included a $141.0 million non-cash asset impairment charge. Managed entity revenue was $164.8 million and $185.9 million in the first nine months of 2009 and 2008, respectively.

At September 30, 2009, the Company had cash and cash equivalents of $58.3 million. Over $43 million in cash from operations has been generated year to date, $24 million in the third quarter alone. On the strength of its strong cash flow, in October, as previously announced, the Board of Directors authorized a total voluntary prepayment on its senior debt of $20 million, which will be completed in the fourth quarter, with the goal of reducing senior debt to approximately $132 million by year end.

“We continue to have solid operating performance in what continues to be a very challenging state budgetary environment,” commented Fletcher McCusker, Chairman and CEO. “The benefits of our programs and services have been prioritized by federal and state policy makers and federal courts have prevented states from making arbitrary cuts to Medicaid. As we diligently work to maintain and increase our payer base, we are more and more being looked upon as part of the solution to the continuing economic crisis for our government payers. In addition to the cost-effectiveness of our programs, our client outcomes have never been better, which is further differentiating us in this market.”

Guidance

For the fourth quarter of 2009, the Company continues to anticipate revenue of between $209 and $215 million and diluted earnings per share of $0.33 to $0.35. For the full year, with the inclusion of a non-recurring tax benefit of $1.4 million, or $0.11 per diluted share, earnings per diluted share should be in the range of $1.51 to $1.53 on revenue of $794 million to $800 million. For the fourth quarter and full year 2008, the Company reported revenue of $178 million and $692 million, respectively, and operating losses after non-cash asset impairment charges in both periods.

Conference Call

Providence will hold a conference call at 11:00 a.m. EST (9:00 a.m. Arizona and MST and 8:00 a.m. PST) Thursday, November 5, 2009, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (888) 713-4218, or for international callers (617) 213-4870 and by using the passcode 12900831. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PFRAXYPTR. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until November 12, 2009 by dialing (888) 286-8010 or (617) 801-6888, and using passcode 96986021.

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 74,000 clients through 843 active contracts at September 30, 2009, with an estimated 7.3 million individuals eligible to receive the Company’s non-emergency transportation services. Combined, the Company has a nearly $1 billion book of business including managed entities.

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Providence Service Corporation

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Operations

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues:
Home and community based services	$69,333	$59,654	$216,525	$190,935
Foster care services	9,162	7,494	27,555	22,012
Management fees	3,690	5,537	11,018	16,205
Non-emergency transportation services	124,638	94,312	330,269	284,535

	206,823	166,997	585,367	513,687
Operating expenses:
Client service expense	68,410	59,540	204,767	183,196
Cost of non-emergency transportation services	113,848	91,151	298,892	264,858
General and administrative expense	11,207	10,206	33,155	31,971
Asset impairment charge	—	141,000	—	141,000
Depreciation and amortization	3,566	3,173	9,746	9,659

Total operating expenses	197,031	305,070	546,560	630,684

Operating income (loss)	9,792	(138,073)	38,807	(116,997)

Other (income) expense:
Interest expense	5,258	4,914	15,970	14,910
Interest income	(96)	(211)	(275)	(810)

Income (loss) before income taxes	4,630	(142,776)	23,112	(131,097)
Provision (benefit) for income taxes	182	(1,982)	7,537	2,555

Net income (loss)	$4,448	$(140,794)	$15,575	$(133,652)

Earnings (loss) per share:
Basic	$0.34	$(11.17)	$1.19	$(10.67)
Diluted	$0.34	$(11.17)	$1.18	$(10.67)

Weighted-average number of common shares outstanding:
Basic	13,132,920	12,600,257	13,122,827	12,523,255
Diluted	13,218,428	12,600,257	13,199,498	12,523,255

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Providence Service Corporation

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$58,287	$29,364
Accounts receivable-billed, net of allowance of $2.5 million in 2009 and $3.4 million in 2008	81,855	72,617
Accounts receivable—unbilled	318	424
Management fee receivable	7,399	7,703
Other receivables	3,568	3,149
Notes receivable	—	468
Restricted cash	7,015	7,804
Prepaid expenses and other	15,908	15,378
Deferred tax assets	2,500	4,757

Total current assets	176,850	141,664
Property and equipment, net	11,411	11,983
Notes receivable, less current portion	—	132
Goodwill	113,597	112,770
Intangible assets, net	75,746	81,556
Restricted cash, less current portion	5,942	5,207
Other assets	11,480	12,351

Total assets	$395,026	$365,663

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term obligations	$18,637	$14,265
Accounts payable	3,588	3,005
Accrued expenses	31,658	27,233
Accrued transportation costs	40,744	32,051
Deferred revenue	9,381	3,375
Current portion of interest rate swap	930	1,431
Reinsurance liability reserve	9,792	8,847

Total current liabilities	114,730	90,207
Long-term obligations, less current portion	208,400	223,494
Other long-term liabilities	4,717	3,975
Deferred tax liabilities	11,339	10,096

Total liabilities	339,186	327,772
Commitments and contingencies

Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 13,503,259 and 13,462,356 issued and outstanding (including treasury shares)	14	13
Additional paid-in capital	170,306	169,699
Retained deficit	(107,679)	(123,254)
Accumulated other comprehensive loss, net of tax	(2,378)	(4,449)
Treasury stock, at cost, 619,768 shares	(11,384)	(11,384)

Total Providence stockholders’ equity	48,879	30,625
Non-controlling interest	6,961	7,266

Total stockholders’ equity	55,840	37,891

Total liabilities and stockholders’ equity	$395,026	$365,663

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Providence Service Corporation

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Nine months ended September 30,
	2009	2008
Operating activities
Net income (loss)	$15,575	$(133,652)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,499	3,413
Amortization	6,247	6,246
Amortization of deferred financing costs	2,340	2,051
Provision for doubtful accounts	3,404	1,299
Deferred income taxes	3,117	(845)
Stock based compensation	181	2,076
Excess tax benefit upon exercise of stock options	(93)	(174)
Asset impairment charge	—	141,000
Other	327	35
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable	(11,051)	(7,745)
Management fee receivable	303	(1,581)
Other receivables	(743)	(614)
Restricted cash	190	(334)
Reinsurance liability reserve	1,175	2,117
Prepaid expenses and other	(466)	(7,574)
Accounts payable and accrued expenses	4,330	(3,229)
Accrued transportation costs	8,693	10,283
Deferred revenue	5,951	(327)
Other long-term liabilities	143	71

Net cash provided by operating activities	43,122	12,516

Investing activities
Purchase of property and equipment, net	(2,790)	(3,588)
Acquisition of businesses, net of cash acquired	(513)	(854)
Acquisition of management agreement	(100)	—
Acquisition earn out payments	—	(6,671)
Restricted cash for contract performance	(135)	3,246
Purchase of short-term investments, net	(158)	(115)
Collection of notes receivable	600	3,135

Net cash used in investing activities	(3,096)	(4,847)

Financing activities
Repurchase of common stock, for treasury	—	(85)
Proceeds from common stock issued pursuant to stock option exercise	73	469
Excess tax benefit upon exercise of stock options	93	174
Repayment of long-term debt	(10,721)	(6,488)
Debt financing costs	(791)	(89)
Capital lease payments	(65)	—

Net cash used in financing activities	(11,411)	(6,019)

Effect of exchange rate changes on cash	308	(244)

Net change in cash	28,923	1,406
Cash at beginning of period	29,364	35,379

Cash at end of period	$58,287	$36,785

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